Infinity Property and Casualty Reports Improved Earnings per Share and Strong Gross Written Premium Growth in the Second Quarter of 2013

Birmingham, Alabama – August 8, 2013 – Infinity Property and Casualty Corporation (NASDAQ: IPCC), a national provider of personal automobile insurance, today reported results for the three and six months ended June 30, 2013:

	Three months ended June 30,				Six months ended June 30,
(in millions, except per share amounts and ratios)	2013	2012	Change		2013	2012	Change

Gross written premium (1)	$322.7	$290.4	11.1%		$698.1	$636.3	9.7%
Revenues	$340.7	$306.0	11.3%		$671.5	$593.4	13.2%

Net earnings	$7.4	$7.0	6.5%		$16.1	$11.2	42.9%
Net earnings per diluted share	$0.64	$0.58	10.3%		$1.37	$0.94	45.7%

Operating earnings (1)	$6.9	$5.5	26.1%		$13.1	$9.8	33.8%
Operating earnings per diluted share (1)	$0.59	$0.46	28.3%		$1.12	$0.81	38.3%

Underwriting income (1)	$7.2	$2.3	204.5%		$13.0	$2.6	404.0%
Combined ratio	97.8%	99.2%	(1.4	) pts	98.0%	99.5%	(1.5	pts)

Return on equity (2)	4.6%	4.2%	0.4	pts	5.0%	3.4%	1.6	pts
Operating earnings return on equity (1) (2)	4.3%	3.3%	1.0	pts	4.0%	2.9%	1.1	pts

Book value per share					$55.56	$56.92	(2.4%)
Debt to total capital					30.1%	22.6%	7.5	pts
Debt to tangible capital (1)					32.8%	24.8%	8.0	pts

(1)	Measures used in this release that are not based on generally accepted accounting principles (“non-GAAP”) are defined at the end of this release and reconciled to the most comparable GAAP measure.

(2)	Annualized

Operating earnings were higher in the second quarter of 2013 compared with the second quarter of 2012 primarily as a result of improved underwriting results. A decline of $1.0 million, or 10.2%, in net investment income during the second quarter of 2013 compared with the same period of 2012 partially offset the increase in underwriting income. Net investment income declined as a result of low market interest rates. Our book value per share declined 2.4% from $56.92 at June 30, 2012 to $55.56 at June 30, 2013, primarily due to a decline in unrealized gains as a result of an increase in interest rates.
Gross written premium grew 11.1% during the second quarter of 2013 compared with the same period in 2012, primarily due to growth in California (10.4%) and Florida (34.4%). Premiums declined a combined 14.9% in our remaining Focus States as a result of our efforts to improve profitability in those states.
James Gober, CEO and Chairman of Infinity, commented, “While our returns are not where we want them to be, we are pleased to see that our ongoing efforts produced incremental improvement in our underwriting results in the second quarter. We will continue to take actions in order to achieve our return objectives.”

2013 Earnings Guidance
Infinity is affirming its operating earnings guidance of $2.90 to $3.40. The guidance assumes gross written premium growth between 5.0% and 8.0% compared with the prior year and an accident year combined ratio, which excludes development on prior accident year loss and loss adjustment expense reserves, between 96.5% and 97.5%.
Share and Debt Repurchase Program
During the second quarter of 2013, Infinity repurchased 79,500 shares at an average price, excluding commissions, of $56.95. Infinity has $46.1 million of capacity left under its share and debt repurchase program, which expires
December 31, 2014.
Forward-Looking Statements
This press release, notably “2013 Earnings Guidance,” contains certain “forward-looking statements” which anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in this report not dealing with historical results or current facts are forward-looking and are based on estimates, assumptions and projections. Statements which include the words “assumes,” “believes,” “seeks,” “expects,” “may,” “should,” “intends,” “likely,” “targets,” “plans,” “anticipates,” “estimates” or the negative version of those words and similar statements of a future or forward-looking nature identify forward-looking statements.

The primary events or circumstances that could cause actual results to differ materially from what we expect include determinations with respect to reserve adequacy, realized gains or losses on the investment portfolio (including other-than-temporary impairments for credit losses), bodily injury loss cost trends, undesired business mix or risk profile for new business and competitive conditions in our key Focus States. Infinity undertakes no obligation to publicly update or revise any of the forward-looking statements. For a more detailed discussion of some of the foregoing risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Infinity’s filings with the Securities and Exchange Commission.

Conference Call
Infinity will conduct a conference call and webcast to discuss second quarter 2013 results at 11:00 a.m. (ET) today, August 8, 2013. The webcast can be accessed on the Company's Investor Relations website at http://ir.infinityauto.com. The conference call will be available by dialing 1-888-317-6016. For those unable to attend the live event, a replay of the webcast will be posted on the website shortly after the event ends.

Infinity Property and Casualty Corporation
Statements of Earnings
(in millions, except EPS and dividends)

(unaudited)	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012

Revenues:
Earned premium	$331.2	$294.1	$649.8	$571.3
Net investment income	8.6	9.6	17.0	19.3
Net realized gains on investments(1)	0.8	2.2	4.6	2.4
Other income	0.1	0.1	0.1	0.4
Total revenues	340.7	306.0	671.5	593.4

Costs and Expenses:
Losses and loss adjustment expenses (2)	257.1	230.9	507.4	445.7
Commissions and other underwriting expenses	67.0	60.9	129.4	123.0
Interest expense	3.5	2.7	7.0	5.4
Corporate general and administrative expenses	2.3	2.1	4.1	4.1
Other expenses	0.7	0.1	1.4	0.3
Total costs and expenses	330.6	296.7	649.3	578.5

Earnings before income taxes	10.1	9.3	22.2	14.8
Provision for income taxes	2.7	2.4	6.2	3.6
Net Earnings	$7.4	$7.0	$16.1	$11.2

Net Earnings per Common Share:
Basic	$0.65	$0.59	$1.40	$0.96
Diluted	$0.64	$0.58	$1.37	$0.94

Average Number of Common Shares:
Basic	11.4	11.7	11.5	11.7
Diluted	11.6	11.9	11.7	12.0

Cash Dividends per Common Share	$0.300	$0.225	$0.600	$0.450
Notes:

(1) Net realized gains before impairment losses	$1.1	$2.6	$5.0	$3.5
Total other-than-temporary impairment (“OTTI”) losses	(0.5)	(0.4)	(0.6)	(1.0)
Non-credit portion in other comprehensive income	0.2	0.0	0.2	0.0
OTTI losses reclassified from other comprehensive income	0.0	0.0	0.0	0.0
Net impairment losses recognized in earnings	(0.3)	(0.4)	(0.4)	(1.1)
Total net realized gains on investments	$0.8	$2.2	$4.6	$2.4

(2)
Losses and loss adjustment expenses for the three months ended June 30, 2013 and June 30, 2012 include $1.4 million and $1.9 million of unfavorable development on prior accident year loss and loss adjustment expense reserves, respectively. Losses and loss adjustment expenses for the six months ended June 30, 2013 and June 30, 2012 include $1.3 million and $1.8 million of unfavorable development on prior accident year loss and loss adjustment expense reserves, respectively.

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Infinity Property and Casualty Corporation
Balance Sheets
(in millions, except book value per share)

	June 30, 2013	March 31, 2013	December 31, 2012
	(unaudited)	(unaudited)
Assets:
Investments:
Fixed maturities, at fair value	$1,323.3	$1,327.6	$1,321.8
Equity securities, at fair value	70.1	73.8	73.1
Short-term investments, at fair value	3.6	0.0	0.0
Total investments	1,397.0	1,401.4	1,394.9
Cash and cash equivalents	115.9	133.6	165.2
Accrued investment income	12.8	11.8	11.9
Agents’ balances and premium receivable	456.4	466.1	427.2
Property and equipment (net of depreciation)	44.5	39.0	39.3
Prepaid reinsurance premium	3.5	3.3	2.6
Recoverable from reinsurers	14.6	15.1	14.4
Deferred policy acquisition costs	92.3	96.1	88.3
Current and deferred income taxes	30.9	22.8	25.8
Receivable for securities sold	5.4	2.8	48.5
Other assets	11.8	11.8	10.2
Goodwill	75.3	75.3	75.3
Total assets	$2,260.4	$2,279.2	$2,303.6

Liabilities and Shareholders’ Equity:
Liabilities:
Unpaid losses and loss adjustment expenses	$612.0	$596.8	$572.9
Unearned premium	581.8	592.7	538.1
Payable to reinsurers	0.0	0.0	0.1
Long-term debt	275.0	275.0	275.0
Commissions payable	30.8	36.4	18.1
Payable for securities purchased	24.3	30.9	132.4
Other liabilities	97.8	89.4	110.7
Total liabilities	1,621.8	1,621.2	1,647.4

Shareholders’ Equity:
Common stock	21.6	21.6	21.5
Additional paid-in capital	364.6	363.0	361.8
Retained earnings (1)	675.3	671.4	666.2
Accumulated other comprehensive income, net of tax	9.2	29.1	29.9
Treasury stock, at cost (2)	(432.0)	(427.1)	(423.2)
Total shareholders’ equity	638.7	658.0	656.2
Total liabilities and shareholders’ equity	$2,260.4	$2,279.2	$2,303.6

Shares outstanding	11.5	11.6	11.6
Book value per share	$55.56	$56.94	$56.55
Notes:

(1)
The change in retained earnings from March 31, 2013 is a result of net income of $7.4 million less shareholder dividends of $3.5 million. The change in retained earnings from December 31, 2012 is a result of net income of $16.1 million less shareholder dividends of $6.9 million.

(2)
Infinity repurchased 79,500 common shares during the second quarter of 2013 at an average per share price, excluding commissions, of $56.95. Infinity repurchased 146,900 common shares during the first six months of 2013 at an average per share price, excluding commissions, of $57.16.

Columns may not foot due to rounding.
Definitions of Non-GAAP Financial and Operating Measures
Operating earnings are defined as net earnings, before realized gains and losses on investments and sale of subsidiary and the cumulative effect of a change in accounting principle, after tax. Infinity reports this non-GAAP measure because realized gains and losses on investments can be volatile and because it is a measure used often by investors in evaluating insurance companies. Net earnings are the most comparable GAAP measure.
Underwriting income measures the insurer’s profit on insurance sales after all losses and expenses have been paid. It is calculated by deducting losses and loss adjustment expenses and underwriting expenses from premiums earned. Infinity reports this non-GAAP measure to show profitability before inclusion of net investment income, other income, interest expense, corporate general and administrative expenses, other expenses and taxes and because it is a measure used often by investors in evaluating insurance companies. Net earnings are the most comparable GAAP measure.
Below is a schedule that reconciles operating earnings and underwriting income to net earnings:

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
(in millions, except EPS)

Earned premium	$331.2	$294.1	$649.8	$571.3
Losses and loss adjustment expenses	(257.1)	(230.9)	(507.4)	(445.7)
Commissions and other underwriting expenses	(67.0)	(60.9)	(129.4)	(123.0)

Underwriting income	7.2	2.3	13.0	2.6

Net investment income	8.6	9.6	17.0	19.3
Other income	0.1	0.1	0.1	0.4
Interest expense	(3.5)	(2.7)	(7.0)	(5.4)
Corporate general and administrative expenses	(2.3)	(2.1)	(4.1)	(4.1)
Other expenses	(0.7)	(0.1)	(1.4)	(0.3)

Pre-tax operating earnings	9.3	7.2	17.6	12.4

Provision for income taxes	(2.4)	(1.7)	(4.5)	(2.7)

Operating earnings, after-tax	6.9	5.5	13.1	9.8

Realized gains on investments, pre-tax	0.8	2.2	4.6	2.4
Provision for income taxes	(0.3)	(0.8)	(1.6)	(0.8)
Decrease (increase) in provision for tax valuation allowance	0.0	0.1	0.0	(0.1)
Realized gains on investments, net of tax	0.5	1.5	3.0	1.5

Net earnings	$7.4	$7.0	$16.1	$11.2

Operating earnings per diluted share	$0.59	$0.46	$1.12	$0.81
Realized gains on investments and sale of subsidiary, net of tax	0.05	0.11	0.25	0.14
Decrease (increase) in provision for tax valuation allowance	0.00	0.01	0.00	(0.01)
Net earnings per diluted share	$0.64	$0.58	$1.37	$0.94

Note: Columns may not foot due to rounding

Gross written premium is the amount of premium charged for policies issued during a fiscal period. Earned premium is a GAAP measure and represents the portion of gross written premium (after cessions to reinsurers) that has been recognized in income in the financial statements for the periods presented as earned on a pro-rata basis over the term of the policies.
Below is a schedule that reconciles gross written premium to earned premium:

	Three months ended June 30,		Six months ended June 30,
(in millions)	2013	2012	2013	2012

Gross written premium	$322.7	$290.4	$698.1	$636.3
Ceded reinsurance	(2.5)	(2.0)	(4.9)	(3.7)
Net written premium	320.2	288.4	693.1	632.5
Change in unearned premium	11.0	5.7	(43.3)	(61.3)
Earned premium	$331.2	$294.1	$649.8	$571.3
Note: Columns may not foot due to rounding
Tangible capital is defined as total capital (long-term debt plus total shareholders’ equity) less intangible assets. Infinity reports this non-GAAP measure because it is a measure often used by debt-holders and rating agencies when evaluating financial leverage. Total capital is the most comparable GAAP measure.
Below is a schedule that reconciles tangible capital to total capital:

(in millions)	June 30, 2013	June 30, 2012

Tangible capital	$838.4	$786.7
Goodwill	75.3	75.3
Total capital	$913.7	$862.0
Note: Columns may not foot due to rounding

Infinity also makes available an investor supplement on its website. To access the supplemental financial information, go to http://ir.infinityauto.com and click on “Annual & Quarterly Reports.”

Source:     Infinity Property and Casualty Corporation

Contact:    Elise Horn
Investor Relations
(205) 803-8991
elise.horn@ipacc.com

Infinity Property and Casualty Corporation
3700 Colonnade Parkway
Suite 600
Birmingham, AL 35243
http://www.infinityauto.com